UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

207 Queen’s Quay West, Suite 340 Toronto, Ontario, Canada	M5J 1A7

5481 West Waters Avenue, Suite 111 Tampa, Florida, United States	33634

(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):	(416) 203-3898 (813) 313-1800

4211 W. Boy Scout Boulevard, Suite 290 Tampa, Florida, United States	33607

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 24, 2007, Cott Corporation (the “Company”) and Tina Dell’Aquila, the Company’s Vice President, Controller and Assistant Secretary and principal accounting officer, reached an agreement regarding the date of her departure as the Company consolidates the senior leadership team in Tampa, Florida. Ms. Dell’Aquila served as the Company’s Interim Chief Financial Officer from December 1, 2006 to March 26, 2007, when Mr. Juan Figuereo was appointed as the Company’s Chief Financial Officer.
Ms. Dell’Aquila will be terminated without cause effective October 26, 2007 (the “Termination Date”). In connection with her termination without cause and consistent with the terms of the Company’s Amended and Restated Retention, Severance and Non-Competition Plan described in the Company’s Current Report on Form 8-K filed on May 17, 2007, as amended as described in the Company’s Current Report on Form 8-K filed on June 29, 2007, Ms. Dell’Aquila will receive a cash payment equal to twice the sum of her annual base salary, annual car allowance, and annual bonus at target for 2007. She will also be entitled to be paid accrued salary and vacation pay to her termination date and a lump sum payment of a pro rata 2007 bonus at target, all subject to applicable withholdings.
These payments will result in aggregate payments to Ms. Dell’Aquila of C$1,305,563, to be paid as a lump sum on the first pay run after the Termination Date. The Company will also make a payment equal to the value (based on the closing price of the Company’s stock on the Toronto Stock Exchange on October 26, 2007) of 16,188 performance share units, representing a pro rata portion of performance share units granted to Ms. Dell’Aquila in 2006 and 2007. Ms. Dell’Aquila will receive outplacement services for up to six months and will continue to participate in the Company’s benefits plans for up to 2 years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: July 30, 2007	By:	/s/ Abilio Gonzalez

Abilio Gonzalez
Chief People Officer